Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter Results

TAMPA, FL – August 7, 2008 – Quality Distribution, Inc. (NASDAQ: QLTY) (the “Company” or “QDI”) today reported the results for its second quarter and six months ended June 30, 2008. Total revenue for the quarter increased $29.2 million, or 15%, over the second quarter of 2007 from $194.7 million to $224.0 million. Of this increase, $21.8 million was generated from the Company’s subsidiary, Boasso America Corporation (“Boasso”) which was acquired effective December 18, 2007. Revenue, excluding fuel surcharge and the revenue from Boasso, decreased by $10.8 million, or 6.3% driven by softer volumes in the housing and auto markets, as well as general economic conditions.

Total revenue increased $59.7 million, or 16% from $372.8 million for the six months ended June 30, 2007 to $432.5 million for the six months ended June 30, 2008. Of the increase, $41.6 million was generated from Boasso. Excluding fuel surcharge and Boasso, revenue decreased by $11.4 million, or 3.5% due to the factors discussed above.

The Company recorded net income for the second quarter of 2008 of $0.4 million, or $0.02 per diluted share, as compared with net income for the same period last year of $2.3 million, or $0.12 per diluted share. The second quarter results include a pre-tax restructuring charge of $2.4 million, primarily related to the elimination of approximately 75 positions. As a result, the annual reduction in payroll related costs is expected to exceed $5.0 million. The second quarter results also contain a pre-tax gain on the sale of real property of $1.1 million. Applying a normalized tax rate of 39%, and excluding the restructuring charge and the property gain, would have resulted in net income of $1.3 million, or $0.07 per diluted share for the second quarter of 2008, as compared with net income of $2.7 million, or $0.14 per diluted share for the same prior year period.

For the six months ended June 30, 2008, the Company recorded a net loss of $1.6 million, or ($0.08) per diluted share, as compared with net income of $2.1 million or $0.11 per diluted share for the 2007 six-month period.

Gary Enzor, President and Chief Executive Officer commented, “The personnel reductions we took in the second quarter were difficult, but necessary in light of these challenging economic times. I am pleased to report that we are making tangible progress on profitability initiatives designed to improve our top line, our profit margins and cash flow. Our insurance expense is trending favorably due to the success of our proactive safety initiatives and our borrowing availability was $46.0 million at June 30, 2008.”

The Company will host a conference call for investors to discuss these results on August 8, 2008 at 11:00 a.m. Eastern Time. The toll free dial-in number is 888-713-4485; the toll number is 913-312-0695; the passcode is 1127924. A replay of the call will be available until September 8, 2008, by dialing 888-203-1112; passcode; 1127924. Copies of this earnings release and other financial information about the Company may be accessed in the Investor Relations section of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S. ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2008; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; the Company’s ability to achieve projected reductions in payroll related costs; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYG

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
OPERATING REVENUES:
Transportation	$151,765	$151,683	$301,024	$293,756
Other service revenues	26,677	19,143	53,422	36,111
Fuel surcharge	45,520	23,884	78,017	42,938

Total operating revenues	223,962	194,710	432,463	372,805

OPERATING EXPENSES:
Purchased transportation	131,606	123,427	251,578	239,374
Compensation	27,395	20,587	55,999	40,256
Fuel, supplies and maintenance	33,035	19,275	63,168	35,399
Depreciation and amortization	5,332	4,317	10,228	8,492
Selling and administrative	8,568	7,406	17,816	13,872
Insurance claims	2,865	4,444	8,427	11,082
Taxes and licenses	1,242	843	2,459	1,624
Communications and utilities	3,389	2,497	7,005	5,129
(Gain) loss on disposal of property and equipment	(1,421)	(10)	(1,965)	199
Restructuring costs	2,375	—	2,375	—

Total operating expenses	214,386	182,786	417,090	355,427

Operating income	9,576	11,924	15,373	17,378

Interest expense	8,640	8,075	17,791	15,752
Interest income	(88)	(176)	(205)	(375)
Other (income) expense	146	(396)	156	(359)

Income (loss) before taxes	878	4,421	(2,369)	2,360
Provision for (benefit from) income taxes	526	2,135	(802)	247

Net income (loss)	$352	$2,286	$(1,567)	$2,113

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.02	$0.12	$(0.08)	$0.11

Diluted	$0.02	$0.12	$(0.08)	$0.11

Weighted average number of shares
Basic	19,375	19,354	19,372	19,351
Diluted	19,519	19,480	19,372	19,478

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,718	$9,711
Accounts receivable, net	110,166	99,081
Prepaid expenses	11,946	8,150
Deferred tax asset, net	20,483	20,483
Other	8,065	6,258

Total current assets	153,378	143,683
Property and equipment, net	135,344	121,992
Goodwill	173,141	173,575
Intangibles, net	23,550	24,167
Non-current deferred tax asset, net	17,095	16,203
Other assets	12,554	14,356

Total assets	$515,062	$493,976

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$4,797	$413
Current maturities of capital lease obligations	2,619	1,451
Accounts payable	14,765	17,428
Affiliates and independent owner-operators payable	16,897	12,597
Accrued expenses	27,648	25,957
Environmental liabilities	3,210	4,751
Accrued loss and damage claims	8,612	13,438
Income taxes payable	—	555

Total current liabilities	78,548	76,590
Long-term indebtedness, less current maturities	365,947	343,575
Capital lease obligations, less current maturities	8,266	3,832
Environmental liabilities	6,418	6,418
Accrued loss and damage claims	12,507	18,474
Other non-current liabilities	14,895	15,954

Total liabilities	486,581	464,843
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY
Common stock	362,343	361,617
Treasury stock	(1,580)	(1,564)
Accumulated deficit	(127,713)	(126,146)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(16,559)	(16,748)
Stock subscriptions receivable	(254)	(270)

Total shareholders’ equity	26,648	27,300

Total liabilities, minority interest and shareholders’ equity	$515,062	$493,976

RECONCILATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET

INCOME (LOSS) AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX

EFFECTED AND ADJUSTED NET INCOME (LOSS) PER SHARE

For the Three Months and Six Months Ended June 30, 2008 and 2007

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 39% tax rate for calculating the provision for (benefit from) income taxes to normalize the Company’s tax rate to that of comparable transportation companies, and to compare Company periods with different effective tax rates. In addition, we adjust Net Income (Loss) for significant items that are not regularly recurring. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net Income (Loss)Reconciliation:
Net income (loss)	$352	$2,286	$(1,567)	$2,113

Net income (loss) per common share:
Basic	$0.02	$0.12	$(0.08)	$0.11

Diluted	$0.02	$0.12	$(0.08)	$0.11

Adjustments to net income (loss):
Provision for (benefit from) income taxes	526	2,135	(802)	247
Restructuring costs	2,375	—	2,375	—
Gains on property sales	(1,161)	—	(2,128)	—

Income (loss) before income taxes	2,092	4,421	(2,122)	2,360

Provision for (benefit from) income taxes at 39%	816	1,724	(828)	920

Tax effected and adjusted net income (loss)	$1,276	$2,697	$(1,294)	$1,440

Tax effected and adjusted net income (loss) per common share:
Basic	$0.07	$0.14	$(0.07)	$0.07

Diluted	$0.07	$0.14	$(0.07)	$0.07

Weighted average number of shares:
Basic	19,375	19,354	19,372	19,351
Diluted	19,519	19,480	19,372	19,478